Exhibit 99.1

100 N. Broadway Ave
FOR IMMEDIATE RELEASE	Oklahoma City, OK 73102
Thursday, January 22, 2026	www.bancfirst.bank

BANCFIRST CORPORATION REPORTS FOURTH QUARTER EARNINGS

BancFirst Corporation (NASDAQ GS:BANF) reported net income of $59.5 million, or $1.75 per diluted share, for the fourth quarter of 2025 compared to net income of $56.5 million, or $1.68 per diluted share, for the fourth quarter of 2024.

The Company’s net interest income for the three-months ended December 31, 2025 increased to $127.7 million in comparison to $115.9 million for the same period in 2024. Higher loan volume and growth in other earning assets were the primary drivers of the change in net interest income. A contributor to the increase in net interest income was also the Company’s November 2025 acquisition of American Bank of Oklahoma. Net interest margin improved slightly to 3.71% for the fourth quarter of 2025 from 3.68% for the fourth quarter of 2024. The Company recorded a reversal of provision for credit losses on loans of $2.0 million in the three months ending December 31, 2025 compared to a reversal of $1.4 million for the same period in 2024.

Noninterest income for the quarter totaled $53.3 million compared to $47.0 million last year. The increase in noninterest income was primarily due to a gain on the sale of Visa B-1 stock of $4.5 million. In addition, trust revenue, treasury income, sweep fees and securities transactions each increased when compared to fourth quarter last year.

Noninterest expense grew to $107.4 million for the quarter-ended December 31, 2025 compared to $92.3 million in the same quarter in 2024. The increase in noninterest expense was primarily driven by an increase in net expense from other real estate owned of $5.6 million which largely consisted of an increase in write-downs of other real estate of $4.1 million and other real estate expense of $1.4 million. Also contributing to noninterest expense was growth in salaries and employee benefits of $4.2 million, occupancy expense of $1 million and other noninterest expense of $3.2 million. American Bank of Oklahoma contributed $1.6 million of noninterest expense for the quarter.

At December 31, 2025, the Company’s total assets were $14.8 billion, an increase of $1.3 billion from December 31, 2024. Loans grew $511.4 million from December 31, 2024, totaling $8.5 billion at December 31, 2025. Deposits totaled $12.7 billion, an increase of $951.8 million from year-end 2024. Off-balance sheet sweep accounts totaled $4.9 billion at December 31, 2025, down $262.6 million from December 31, 2024. The Company’s total stockholders’ equity totaled $1.9 billion at December 31, 2025.

Asset quality was strong through the quarter. Nonaccrual loans of $61.1 million represented 0.72% of total loans at December 31, 2025, relatively unchanged from $58.0 million or 0.72% of total loans at year-end 2024. The allowance for credit losses to total loans was 1.22% at December 31, 2025, down slightly from 1.24% at December 31, 2024. Net charge-offs were $1.6 million for the quarter, compared to $985,000 for the fourth quarter last year.

On November 17, 2025, the Company acquired American Bank of Oklahoma ("ABOK"), for aggregate consideration totaling $33 million. ABOK is a community bank headquartered in Collinsville, Oklahoma with six banking locations in Oklahoma. Upon acquisition, ABOK had approximately $413 million in total assets, $244 million in loans and $341 million in deposits. ABOK will continue to operate under its present name until it is merged into BancFirst, which is expected to be in the first quarter of 2026.

BancFirst Corporation CEO David Harlow commented, “The Company reported record net income and record earnings per share for the fifth consecutive year. Loan growth, a stable net interest margin and solid growth in most all non-interest income categories contributed positively to the year’s results. We closed on our previously announced acquisition of American Bank of Oklahoma in the quarter adding the Tulsa MSA communities of Collinsville and Skiatook to the 58 communities across the state that BancFirst serves. Our DFW banks Pegasus and Worthington continue to perform well with growth rates exceeding those of the company as a whole. Asset quality remains solid and charge-offs were in line at historical levels. Our outlook on the economy remains mixed and thus we continue to maintain a healthy allowance for credit losses as a percentage of loans.”

BancFirst Corporation (the Company) is an Oklahoma based financial services holding company. The Company operates four subsidiary banks, BancFirst, an Oklahoma state-chartered bank with 105 banking locations serving 58 communities across Oklahoma, Pegasus Bank, a Texas state-chartered bank with three banking locations in the Dallas Metroplex area, Worthington Bank, a Texas state-chartered bank with threelocations in the Fort Worth Metroplex area, one location in Arlington Texas and one location in Denton Texas and American Bank of Oklahoma with six banking locations in Oklahoma. More information can be found at www.bancfirst.bank.

The Company may make forward-looking statements within the meaning of Section 27A of the securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters. Forward-looking statements include estimates and give management’s current expectations or forecasts of future events. The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time. Actual results may differ materially from forward-looking statements.

For additional information call:

Hannah Andrus, Chief Financial Officer at (405) 218-4174 or

David Harlow, Chief Executive Officer at (405) 270-1082.

BancFirst Corporation
Summary Financial Information
(Dollars in thousands, except per share and share data - Unaudited)

	2025	2025	2025	2025	2024
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Condensed Income Statements:
Net interest income	$127,667	$125,615	$121,256	$115,949	$115,917
Provision for credit losses on loans	(1,975)	4,222	1,239	1,461	(1,400)
Provision for off-balance sheet credit exposures	234	216	148	125	-
Noninterest income:
Trust revenue	5,933	5,850	5,795	5,539	5,551
Service charges on deposits	18,393	18,131	17,741	16,804	18,133
Securities transactions	964	492	(740)	(333)	355
Sales of loans	781	916	830	636	731
Insurance commissions	7,643	8,954	7,920	10,410	7,914
Cash management	10,120	10,338	10,573	10,051	9,221
Other	9,499	5,185	5,929	5,787	5,114
Total noninterest income	53,333	49,866	48,048	48,894	47,019

Noninterest expense:
Salaries and employee benefits	58,570	57,681	55,147	54,593	54,327
Occupancy expense, net	6,946	6,434	6,037	5,753	5,977
Depreciation	4,872	4,725	4,691	4,808	4,593
Amortization of intangible assets	836	862	862	886	887
Data processing services	3,041	2,901	2,985	2,892	2,726
Net expense from other real estate owned	12,044	2,778	2,941	2,658	6,446
Marketing and business promotion	3,121	2,126	2,325	2,461	2,719
Deposit insurance	1,692	1,736	1,675	1,725	1,653
Other	16,268	12,829	11,536	16,403	13,007
Total noninterest expense	107,390	92,072	88,199	92,179	92,335
Income before income taxes	75,351	78,971	79,718	71,078	72,001
Income tax expense	15,854	16,317	17,371	14,966	15,525
Net income	$59,497	$62,654	$62,347	$56,112	$56,476
Per Common Share Data:
Net income-basic	$1.78	$1.88	$1.87	$1.69	$1.71
Net income-diluted	1.75	1.85	1.85	1.66	1.68
Cash dividends declared	0.49	0.49	0.46	0.46	0.46
Common shares outstanding	33,539,032	33,329,247	33,272,131	33,241,564	33,216,519
Average common shares outstanding -
Basic	33,423,922	33,310,290	33,255,015	33,232,788	33,172,530
Diluted	33,906,434	33,864,129	33,795,243	33,768,873	33,750,993
Performance Ratios:
Return on average assets	1.60%	1.76%	1.79%	1.66%	1.67%
Return on average stockholders’ equity	13.02	14.18	14.74	13.85	14.04
Net interest margin	3.71	3.79	3.75	3.70	3.68
Efficiency ratio	59.33	52.47	52.10	55.92	56.67

BancFirst Corporation
Summary Financial Information
(Dollars in thousands, except per share and share data - Unaudited)

	2025	2025	2025	2025	2024
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Balance Sheet Data:

Total assets	$14,838,893	$14,198,140	$14,045,780	$14,038,055	$13,554,314
Interest-bearing deposits with banks	4,177,406	3,849,736	3,737,763	3,706,328	3,315,932
Debt securities	924,948	1,015,941	1,104,604	1,167,441	1,211,754
Total loans	8,544,634	8,287,167	8,124,497	8,102,810	8,033,183
Allowance for credit losses	(104,299)	(99,511)	(96,988)	(100,455)	(99,497)
Noninterest-bearing demand deposits	3,897,613	3,816,389	3,967,626	4,027,797	3,907,060
Money market and interest-bearing checking deposits	5,610,882	5,393,791	5,301,439	5,393,995	5,231,327
Savings deposits	1,318,062	1,251,394	1,205,602	1,174,685	1,110,020
Time deposits	1,843,836	1,656,813	1,581,525	1,530,273	1,470,139
Total deposits	12,670,393	12,118,387	12,056,192	12,126,750	11,718,546
Stockholders' equity	1,854,125	1,782,801	1,728,038	1,672,827	1,621,187
Book value per common share	55.28	53.49	51.94	50.32	48.81
Tangible book value per common share (non-GAAP)(1)	49.20	47.71	46.12	44.47	42.92
Balance Sheet Ratios:
Average loans to deposits	66.43%	67.32%	67.11%	68.08%	69.63%
Average earning assets to total assets	93.00	93.00	92.97	93.10	93.14
Average stockholders' equity to average assets	12.33	12.38	12.14	12.00	11.87
Asset Quality Data:
Past due loans	$7,506	$7,959	$7,515	$5,120	$7,739
Nonaccrual loans (3)	61,130	57,266	49,878	56,371	57,984
Other real estate owned and repossessed assets	49,116	53,233	53,022	35,542	33,665
Nonaccrual loans to total loans	0.72%	0.69%	0.61%	0.70%	0.72%
Allowance to total loans	1.22	1.20	1.19	1.24	1.24
Allowance to nonaccrual loans	170.62	173.77	194.45	178.20	171.59
Net charge-offs to average loans	0.02	0.02	0.05	0.01	0.01

Reconciliation of Tangible Book Value Per Common Share (non-GAAP)(2):

Stockholders' equity	$1,854,125	$1,782,801	$1,728,038	$1,672,827	$1,621,187
Less goodwill	182,739	182,263	182,263	182,263	182,263
Less intangible assets, net	21,357	10,548	11,410	12,272	13,158
Tangible stockholders’ equity (non-GAAP)	$1,650,029	$1,589,990	$1,534,365	$1,478,292	$1,425,766
Common shares outstanding	33,539,032	33,329,247	33,272,131	33,241,564	33,216,519
Tangible book value per common share (non-GAAP)	$49.20	$47.71	$46.12	$44.47	$42.92

(1) Refer to the “Reconciliation of Tangible Book Value per Common Share (non-GAAP)” Table.

(2) Tangible book value per common share is stockholders’ equity less goodwill and intangible assets, net, divided by common shares outstanding. This amount is a non-GAAP financial measure but has been included as it is considered to be a critical metric with which to analyze and evaluate the financial condition and capital strength of the Company. This measure should not be considered a substitute for operating results determined in accordance with GAAP.

(3) Government Agencies guarantee approximately $10.6 million of nonaccrual loans at December 31, 2025.

BancFirst Corporation
Summary Financial Information
(Dollars in thousands, except per share and share data - Unaudited)

	Twelve months ended
	December 31,
	2025	2024
Condensed Income Statements:
Net interest income	$490,487	$446,874
Provision for credit losses on loans	4,947	9,004
Provision for off-balance sheet credit exposures	723	-
Noninterest income:
Trust revenue	23,117	21,801
Service charges on deposits	71,069	69,564
Securities transactions	383	97
Sales of loans	3,163	2,676
Insurance commissions	34,927	33,428
Cash management	41,082	36,210
Other	26,400	20,799
Total noninterest income	200,141	184,575

Noninterest expense:
Salaries and employee benefits	225,991	211,998
Occupancy expense, net	25,170	22,192
Depreciation	19,096	18,135
Amortization of intangible assets	3,446	3,546
Data processing services	11,819	10,758
Net expense from other real estate owned	20,421	13,055
Marketing and business promotion	10,033	9,389
Deposit insurance	6,828	6,350
Other	57,036	51,741
Total noninterest expense	379,840	347,164
Income before income taxes	305,118	275,281
Income tax expense	64,508	58,927
Net income	$240,610	$216,354
Per Common Share Data:
Net income-basic	$7.22	$6.55
Net income-diluted	7.11	6.44
Cash dividends declared	1.90	1.78
Common shares outstanding	33,539,032	33,216,519
Average common shares outstanding -
Basic	33,306,040	33,055,152
Diluted	33,837,333	33,617,015
Performance Ratios:
Return on average assets	1.70%	1.68%
Return on average stockholders’ equity	13.93	14.23
Net interest margin	3.74	3.73
Efficiency ratio	55.00	54.98

	BancFirst Corporation
	Consolidated Average Balance Sheets
	And Interest Margin Analysis
	Taxable Equivalent Basis
	(Dollars in thousands - Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2025			December 31, 2025
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Earning assets:
Loans	$8,361,327	$145,747	6.92%	$8,161,998	$566,155	6.94%
Securities – taxable	990,344	6,269	2.51	1,096,087	26,676	2.43
Securities – tax exempt	4,523	48	4.17	2,523	103	4.07
Interest bearing deposits with banks and FFS	4,324,507	43,050	3.95	3,887,286	168,067	4.32
Total earning assets	13,680,701	195,114	5.66	13,147,894	761,001	5.79

Nonearning assets:
Cash and due from banks	219,243			212,530
Interest receivable and other assets	913,585			873,924
Allowance for credit losses	(102,881)			(99,488)
Total nonearning assets	1,029,947			986,966
Total assets	$14,710,648			$14,134,860

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Money market and interest-bearing checking deposits	$5,529,879	$39,587	2.84%	$5,385,919	$162,133	3.01%
Savings deposits	1,283,474	9,156	2.83	1,209,949	37,193	3.07
Time deposits	1,745,324	17,342	3.94	1,609,022	65,986	4.10
Short-term borrowings	13,327	131	3.91	7,046	289	4.10
Long-term borrowings	9,750	44	1.79	2,458	44	1.79
Subordinated debt	86,206	1,031	4.74	86,184	4,122	4.78
Total interest bearing liabilities	8,667,960	67,291	3.08	8,300,578	269,767	3.25

Interest free funds:
Noninterest bearing deposits	4,027,236			3,937,258
Interest payable and other liabilities	202,158			170,203
Stockholders’ equity	1,813,294			1,726,821
Total interest free funds	6,042,688			5,834,282
Total liabilities and stockholders’ equity	$14,710,648			$14,134,860
Net interest income		$127,823			$491,234
Net interest spread			2.58%			2.54%
Effect of interest free funds			1.13%			1.20%
Net interest margin			3.71%			3.74%